Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

FORTIVE CORPORATION

and

RALLIANT CORPORATION

Dated as of June 27, 2025

TABLE OF CONTENTS
Page
1.1    General    2
Article II

PAYMENTS AND TAX REFUNDS
2.1    U.S. Federal Taxes Relating to Joint Returns    11
2.2    U.S. Federal Taxes Relating to Separate Returns    12
2.3    U.S. State Taxes Relating to Joint Returns    12
2.4    U.S. State Taxes Relating to Separate Returns    13
2.5    Foreign Tax Relating to Joint Returns    13
2.6    Foreign Tax Relating to Separate Returns    14
2.7    Pillar Two Taxes    14
2.8    Transaction Taxes    15
2.9    Certain Indemnified Taxes; Integration; Satisfaction    16
2.10    Determination of Tax Attributable to the Ralliant Business    16
2.11    Allocation of Employment Taxes    17
2.12    Tax Refunds    17
2.13    Tax Benefits    17
2.14    Carryback Refunds and Benefits    18
2.15    Tax Adjustments    18
2.16    Prior Agreements    18
2.17    Fortive and Ralliant Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation    18
Article III

PREPARATION AND FILING OF TAX RETURNS
3.1    Fortive’s Responsibility    19
3.2    Ralliant’s Responsibility    19
3.3    Right To Review Tax Returns    19
3.4    Cooperation    20
3.5    Tax Reporting Practices    20
3.6    Reporting of Separation    20
3.7    Distribution Straddle Period Tax Allocation    21
3.8    Payment of Taxes    21
3.9    Amended Returns and Carrybacks    22
3.10    Tax Attributes    23
3.11    Section 245A Election    23
3.12    Gain Recognition Agreements    23
3.13    Pillar Two Compliance and Reporting Obligations    23
3.14    Information for Joint Returns and Fortive Separate Returns    23
-i-

Article IV

TAX-FREE STATUS OF THE DISTRIBUTION
4.1    Representations and Warranties    24
4.2    Restrictions Relating to the Distribution    25
Article V

INDEMNITY OBLIGATIONS
5.1    Indemnity Obligations    28
5.2    Indemnification Payments    29
5.3    Payment Mechanics    30
5.4    Treatment of Liabilities and Payments; Gross-Up    30
Article VI

TAX CONTESTS
6.1    Notice    31
6.2    Separate Returns    32
6.3    Joint Returns    32
6.4    Mixed Contests    32
6.5    Distribution-Related Tax Contests    32
6.6    Obligation of Continued Notice    33
6.7    Settlement Rights    33
6.8    Costs and Expenses    33
Article VII

COOPERATION
7.1    General    34
7.2    Timely Compliance    35
7.3    Consistent Treatment    35
7.4    Impact of Cooperation    35
Article VIII

RETENTION OF RECORDS; ACCESS
8.1    Retention of Records    35
8.2    Access to Tax Records    36
-ii-

Article IX

DISPUTE RESOLUTION
9.1    Dispute Resolution    36
9.2    Injunctive Relief    36
Article X

MISCELLANEOUS PROVISIONS
10.1    Conflicting Agreements    37
10.2    Interest on Late Payments    37
10.3    Expenses    37
10.4    Successors    37
10.5    Application to Present and Future Subsidiaries    37
10.6    Assignability    37
10.7    No Fiduciary Relationship    37
10.8    Further Assurances    37
10.9    Survival    38
10.10    Notices    38
10.11    Distribution Date    39
10.12    No Waiver    39
10.13    Severability    39
10.14    Interpretation    39
10.15    Integration    39
10.16    Title and Headings    39
10.17    Counterparts    39
10.18    Governing Law    39
10.19    Amendments    40
10.20    No Double Recovery    40
10.21    Specific Performance    40
10.22    Authority    40

-iii-

TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of June 27, 2025 between Fortive Corporation, a Delaware corporation (“Fortive”), and Ralliant Corporation, a Delaware corporation (“Ralliant” and, together with Fortive, the “Parties,” and each, a “Party”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (the “Separation Agreement”).
R E C I T A L S
WHEREAS, the board of directors of Fortive has determined that it is appropriate, desirable and in the best interests of Fortive and its stockholders to separate the Ralliant Business from Fortive’s other businesses, creating Ralliant as a new subsidiary company to which Fortive will transfer, directly or indirectly, the assets and liabilities of the Ralliant Business (the “Separation”) and, following the Separation, to undertake the Distribution;
WHEREAS, Ralliant has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;
WHEREAS, Fortive will effect certain restructuring transactions described in the Separation Plan for the purpose of aggregating the Ralliant Business, the Ralliant Assets and the Ralliant Liabilities in the Ralliant Group prior to the Distribution (collectively, the “Reorganization”);
WHEREAS, in connection with the Reorganization and pursuant to the Plan of Reorganization, Fortive will contribute the assets of, and entities conducting, the Ralliant Business, including any Cash Adjustment or Restricted Jurisdiction Cash Adjustment amount payable by Fortive to Ralliant, to Ralliant in exchange for (i) the issuance of shares of Ralliant Common Stock (actual or constructive), (ii) the assumption of liabilities associated with the Ralliant Business, (iii) the payment of the Ralliant Cash Payment and (iv) the payment of any Cash Adjustment amount payable by Ralliant to Fortive (collectively, the “Contribution”);
WHEREAS, Fortive will distribute all of the outstanding Ralliant stock to its shareholders as a pro rata dividend (the “Distribution”);
WHEREAS, Fortive intends to effect the Distribution in a transaction, that, taken together with the Contribution, is intended to qualify as tax-free for U.S. federal income Tax purposes under Sections 368(a)(1)(D), 355 and 361(c) of the Code;
WHEREAS, certain members of the Fortive Group, on the one hand, and certain members of the Ralliant Group, on the other hand, file certain Tax Returns on a consolidated, combined, unitary or similar basis for certain federal, state, local and foreign Tax purposes; and
WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax

Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the relevant Transactions.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I
DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Firm” shall have the meaning set forth in Section 9.1.
“Action” shall have the meaning set forth in the Separation Agreement.
“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.
“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. The term “Affiliate” shall refer to Affiliates of a Person as determined immediately after the Distribution and thereafter.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.
“Business Day” shall have the meaning set forth in the Separation Agreement.
“Capital Stock” shall mean all classes or series of capital stock, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock for U.S. federal income Tax purposes.
“Cash Adjustment” shall have the meaning set forth in the Separation Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contribution” shall have the meaning set forth in the recitals hereto.
“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement.

“Distribution” shall have the meaning set forth in the recitals hereto.
“Distribution Date” shall have the meaning set forth in the Separation Agreement.
“Distribution Taxes” shall mean any Taxes incurred as a result of the failure of any of the Transactions to qualify for the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions.
“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority, or any other Person asserts a position that could reasonably be expected to (i) adversely affect, jeopardize or prevent (x) the Tax-Free Status of the Transactions or (y) the Tax Treatment of the Transactions or (ii) otherwise affect the amount of Taxes imposed with respect to any of the Transactions.
“Effective Time” shall have the meaning set forth in the Separation Agreement.
“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.
“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.
“Employment Tax Credit” shall mean any Tax credit allocated to Fortive or a member of the Fortive Group pursuant to the provisions of the Employee Matters Agreement.
“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code (other than an Employment Tax) and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States other than any Federal Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
“Federal Tax” shall mean any Federal Income Tax or Federal Other Tax.
“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Taxing Authority to assert a further deficiency in respect of the relevant issue or adjustment or for such taxable period (as the case may be), (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) by the jurisdiction imposing the Tax, or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Foreign Income Tax” shall mean any Tax, other than a Pillar Two Tax, imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than (i) any Foreign Income Tax and (ii) any Pillar Two Tax, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.
“Foreign Tax” shall mean any Foreign Income Tax or Foreign Other Tax. For the absence of doubt, a Pillar Two Tax is not a Foreign Tax.
“Fortive” shall have the meaning set forth in the preamble hereto.
“Fortive Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Fortive is the common parent.
“Fortive Common Stock” shall have the meaning set forth in the Separation Agreement.
“Fortive Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for a Fortive Affiliated Group.
“Fortive Group” shall have the meaning set forth in the Separation Agreement.
“Fortive Retained Assets” shall have the meaning set forth in the Separation Agreement.
“Fortive Retained Business” shall have the meaning set forth in the Separation Agreement.
“Fortive Retained Liabilities” shall have the meaning set forth in the Separation Agreement.
“Fortive Separate Return” shall mean any Tax Return of or including any member of the Fortive Group (including any consolidated, combined, unitary or similar return) that does not include any member of the Ralliant Group.
“Gain Recognition Agreement” shall mean a gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto.

“Group” shall mean either the Fortive Group or the Ralliant Group, as the context requires.
“High-Level Dispute” shall mean any dispute or disagreement (i) relating to liability with respect to Distribution Taxes and any related Tax-Related Losses or (ii) in which the amount of liability in dispute exceeds $10,000,000.
“Indemnifying Party” shall have the meaning set forth in Section 5.2(a).
“Indemnitee” shall have the meaning set forth in Section 5.2(a).

“Internal Distribution” shall mean any distribution or exchange of stock of a subsidiary of Fortive (determined prior to the Distribution), or other transaction having the same effect, in each case, together with related transactions, that is intended to qualify as a reorganization described in Sections 368(a)(1)(D) and 355 of the Code or a distribution described in Section 355(a) of the Code.
“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.
“IRS Ruling” shall mean any U.S. federal income Tax ruling and any supplements thereto, issued to Fortive by the IRS in connection with the Transactions.
“IRS Ruling Request” shall mean the letter filed by Fortive with the IRS on December 4, 2024 (including all attachments, exhibits, and other materials submitted with such letter) requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.
“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Fortive Group together with one or more members of the Ralliant Group.
“Law” shall have the meaning set forth in the Separation Agreement.
“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement.
“Parties” shall have the meaning set forth in the preamble hereto.
“Past Practices” shall have the meaning set forth in Section 3.5.
“Person” shall have the meaning set forth in the Separation Agreement.
“Pillar Two Provisions” shall mean the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS” and any legislation of any jurisdiction introduced pursuant to, or in order to adopt, implement or conform to, such model rules (or similar rules based on such model rules).
“Pillar Two Taxes” shall mean any Taxes with respect to any Pre-Distribution Period imposed by, or paid or payable to any Taxing Authority pursuant to or in connection with any Pillar Two Provisions.
“Plan of Reorganization” shall mean the plan of reorganization for the Contribution, Distribution and related transactions set forth as Annex A of the Separation Agreement.
“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.
“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Prepaid Transaction Tax Amounts” shall mean any cash amounts held by any member of the Ralliant Group as of immediately after the Effective Time, which cash amounts are designated by Fortive in its sole discretion for the payment of Transaction Taxes.
“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Ralliant management or shareholders, is a hostile acquisition, or otherwise, as a result of which Ralliant would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Ralliant and/or one or more holders of Ralliant Capital Stock, respectively, any amount or number of shares of Ralliant Capital Stock, that would, when combined with any other direct or indirect changes in ownership of Ralliant Capital Stock pertinent for purposes of Section 355(e) of the Code and/or the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of Ralliant as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Ralliant as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Ralliant of a shareholder rights plan or (ii) issuances by Ralliant that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, any references to Ralliant in this definition and related provisions of this Agreement shall include a reference to any successor thereto.
“Ralliant” shall have the meaning set forth in the preamble hereto.
“Ralliant Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Ralliant and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Pacific Scientific Business (as defined in the IRS Ruling Request and as further described in the Tax Materials) as conducted immediately prior to the Distribution.
“Ralliant Assets” shall have the meaning set forth in the Separation Agreement.
“Ralliant Business” shall have the meaning set forth in the Separation Agreement.
“Ralliant Capital Stock” shall mean all classes or series of capital stock of Ralliant, including (i) the Ralliant Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Ralliant for U.S. federal income Tax purposes.
“Ralliant Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the Ralliant Group which may or must be carried from one taxable period to another prior taxable period under the Code or other applicable Tax Law.

“Ralliant Cash Payment” shall have the meaning set forth in the Separation Agreement.
“Ralliant Common Stock” shall have the meaning set forth in the Separation Agreement.
“Ralliant Disqualifying Action” shall mean (i) any action (or the failure to take any action) by any member of the Ralliant Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving the Ralliant Capital Stock or any stock or assets of any member of the Ralliant Group, (iii) any action, failure to act or transaction prohibited or required, as applicable, pursuant to Section 4.2(b) (regardless of whether the requirements of Section 4.2(e) are satisfied with respect to such action, failure to act or transaction) or Section 4.2(c) (regardless of whether Fortive consents to any such action, failure to act or transaction), or (iv) any breach by Ralliant or any member of the Ralliant Group after the Distribution of any representation, warranty or covenant made by it in this Agreement, the Separation Agreement or any Ancillary Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions; provided, however, that the term “Ralliant Disqualifying Action” shall not include any action required pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.
“Ralliant Foreign Income Taxes” shall have the meaning set forth in Section 2.5(a).
“Ralliant Foreign Other Taxes” shall have the meaning set forth in Section 2.5(d).
“Ralliant Group” shall have the meaning set forth in the Separation Agreement.
“Ralliant Liabilities” shall have the meaning set forth in the Separation Agreement.
“Ralliant Section 355 Affiliate” shall mean any member of the Ralliant Group that was a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(b)(2) of the Code) in an Internal Distribution.
“Ralliant Separate Return” shall mean any Tax Return of or including any member of the Ralliant Group (including any consolidated, combined, unitary or similar return) that does not include any member of the Fortive Group.
“Ralliant State Income Taxes” shall have the meaning set forth in Section 2.3(a).
“Ralliant State Other Taxes” shall have the meaning set forth in Section 2.3(d).
“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).
“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.
“Reorganization” shall have the meaning set forth in the recitals.
“Responsible Company” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Jurisdiction Cash Adjustment” shall have the meaning set forth in the Separation Agreement.
“Restricted Period” shall mean the period beginning (and including) the Distribution Date and ending on (and including) the first Business Day after the two-year anniversary of the Distribution Date.
“Reviewing Company” shall have the meaning set forth in Section 3.3(a).
“Section 4.2(d) Acquisition Transaction” shall mean any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were thirty percent (30%) instead of forty percent (40%). A Section 4.2(d) Acquisition Transaction shall also include any transaction or series of transactions described in the immediately preceding sentence but substituting references to Ralliant and Ralliant Capital Stock in the definition of “Proposed Acquisition Transaction” with references to each Ralliant Section 355 Affiliate and Capital Stock of each such Ralliant Section 355 Affiliate.
“Separate Return” shall mean a Fortive Separate Return or a Ralliant Separate Return, as the case may be.
“Separation” shall have the meaning set forth in the recitals.
“Separation Agreement” shall have the meaning set forth in the preamble hereto.
“Separation Plan” shall have the meaning set forth in the Separation Agreement.
“Specific Indemnities” shall have the meaning set forth in Section 2.9.
“Specified Transaction Taxes” shall mean the Transaction Taxes set forth on Schedule 1.1(a).
“State Income Tax” shall mean any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital, or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Other Tax” shall mean any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“State Tax” shall mean any State Income Tax or State Other Tax.
“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.
“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates and other similar assessments and governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative, add-on minimum and other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any Tax group or being (or having been) included or required to be included in any Tax Return related thereto, or as transferee or successor, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Advisor” shall mean any Tax counsel or accounting firm of recognized national standing in the United States (or, in the case of any Tax Opinion regarding the Tax treatment of any of the Transactions under the Laws of a foreign jurisdiction, in the relevant foreign jurisdiction).
“Tax Advisor Dispute” shall have the meaning set forth in Section 9.1.
“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, excess charitable contributions, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other similar losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.
“Tax Benefit” shall mean any reduction in liability for Taxes (or increase in a Refund) as a result of any loss, deduction, Refund, reimbursement, offset, credit, or other item reducing any Taxes otherwise payable.
“Tax Certificates” shall mean any certificates of officers of Fortive and/or Ralliant, provided to Wachtell, Lipton, Rosen & Katz and any certificates of officers or other representatives of Fortive and/or Ralliant, provided to any other Tax Advisor in connection with any Tax Opinion issued in connection with the Transactions.
“Tax Contest” shall mean any pending or threatened audit, claim, dispute, suit, action, litigation, proposed assessment or other proceeding with respect to Taxes or Tax Benefits (including any administrative or judicial review of any claim for Refund).
“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.
“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.
“Tax Materials” shall have the meaning set forth in Section 4.1(a).
“Tax Matter” shall have the meaning set forth in Section 7.1(a).
“Tax Opinion” shall mean any written opinion of Wachtell, Lipton, Rosen & Katz and any written opinion or memorandum of any other Tax Advisor, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Records” shall mean any (i) Tax Returns, (ii) Tax Return work papers, (iii) documentation relating to any Tax Contests and (iv) any other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Taxing Authority.
“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, including any amendment thereof or supplement thereto, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Tax Treatment of the Transactions” shall mean the Tax treatment of the Transactions (for the avoidance of doubt, other than the Tax treatment of the Transactions described in the definition of “Tax-Free Status of the Transactions”) set forth on Schedule 1.1(b).
“Tax-Free Status of the Transactions” shall mean with respect to the Contribution and the Distribution, taken together, and each Internal Distribution, the qualification thereof as (i) in the case of the Contribution and the Distribution, taken together, as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code and, in the case of each Internal Distribution, as a “reorganization” described in Sections 368(a)(1)(D) and 355(a) of the Code or a distribution described in Section 355(a) of the Code, as applicable and (ii) as a transaction in which (x) except in the case of any Internal Distribution that is expressly not structured and intended to qualify as a “reorganization” described in Section 368(a)(1)(D) because it does not involve a deemed or actual contribution of assets to the relevant “controlled corporation,” cash or other property received is property with respect to which no gain is recognized pursuant to Section 361(a) or (b) of the Code, (y) except as set forth on Schedule 1.1(c), stock distributed (or deemed distributed) thereby is “qualified property” with respect to which no gain is recognized pursuant to Section 361(c) or Section 355(c)(2) of the Code, as applicable (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes) and (z) as a transaction in which no income or gain is recognized by any member of the Fortive Group, any member of the Ralliant Group or the holders of Fortive Common Stock pursuant to Sections 355, 361 and/or 1032 of the Code, other than, in the case of Fortive, Ralliant and the members of their respective Groups (as relevant), income or gain recognized as a result of intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.
“Tax-Related Losses” shall mean with respect to any Taxes (or any reduction in a Refund), (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs, expenses or other liabilities incurred in connection with such Taxes (or reduction in a Refund); and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Fortive (or any of its Affiliates) or Ralliant (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case of this clause (ii), resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions.
“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” shall mean all Taxes (including Taxes imposed on any member of the Fortive Group under Sections 951 or 951A of the Code) imposed on or with respect to the Transactions (including the Taxes set forth on Schedule 1.1(d)), regardless of whether such Taxes are paid prior to, at or following the Distribution, other than any Taxes resulting from the failure of the Transactions to qualify for the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions; provided, however, that Transaction Taxes shall not include any amounts for which Ralliant has an indemnification obligation pursuant to Sections 5.1(b)(ii) through (b)(v).
“Transactions” shall mean the Separation (including any transactions undertaken pursuant to the Separation Plan, the Reorganization and the Contribution), the Distribution, any related transactions and any transaction described on Schedule 1.1(e).
“Transition Services Agreement” shall have the meaning set forth in the Separation Agreement.
“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.
“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a Tax Advisor, which Tax Advisor is acceptable to Fortive, on which Fortive may rely to the effect that a transaction will not (i) affect the Tax-Free Status of the Transactions or (ii) adversely affect any of the conclusions set forth in any Tax Opinion or IRS Ruling regarding the Tax-Free Status of the Transactions; provided, that any such tax opinion obtained in connection with a proposed acquisition of Ralliant Capital Stock or the Capital Stock of a Ralliant Section 355 Affiliate entered into during the Restricted Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution or any Internal Distribution. Any such tax opinion must assume that the Contribution and Distribution and each Internal Distribution would have qualified for the Tax-Free Status of the Transactions if the transaction in question did not occur.
Article II
PAYMENTS AND TAX REFUNDS
2.1    U.S. Federal Taxes Relating to Joint Returns.
(a)Fortive shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.
(b)Ralliant shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Ralliant Business for all Post-Distribution Periods.
(c)Fortive shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such

Tax as a result of a Final Determination), for all Post-Distribution Periods, other than any Federal Income Taxes described in Section 2.1(b).
(d)Fortive shall pay and be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods.
(e)Ralliant shall pay and be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Ralliant Business for all Post-Distribution Periods.
(f)Fortive shall pay and be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods, other than any Federal Other Taxes described in Section 2.1(e).
2.2     U.S. Federal Taxes Relating to Separate Returns.
(a)Fortive shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any Fortive Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.
(b)Ralliant shall pay and be responsible for any and all Federal Taxes due with respect to or required to be reported on any Ralliant Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.
2.3     U.S. State Taxes Relating to Joint Returns.
(a)Fortive shall pay and be responsible for any and all State Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods, other than any State Income Taxes the responsibility for which was historically allocated to a member of the Ralliant Group, as determined by Fortive in its sole discretion consistent with Past Practices (such Taxes for any Tax period, “Ralliant State Income Taxes”).
(b)Ralliant shall pay and be responsible for any and all State Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes (i) are attributable to the Ralliant Business for all Post-Distribution Periods or (ii) are Ralliant State Income Taxes.
(c)Fortive shall pay and be responsible for any and all State Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods, other than any State Income Taxes described in Section 2.3(b).

(d)Fortive shall pay and be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods, other than any State Other Taxes the responsibility for which was historically allocated to a member of the Ralliant Group, as determined by Fortive in its sole discretion consistent with Past Practices (such Taxes for any Tax period, “Ralliant State Other Taxes”).
(e)Ralliant shall pay and be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes (i) are attributable to the Ralliant Business for all Post-Distribution Periods or (ii) are Ralliant State Other Taxes.
(f)Fortive shall pay and be responsible for any and all State Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods, other than any State Other Taxes described in Section 2.3(e).
2.4     U.S. State Taxes Relating to Separate Returns.
(a)Fortive shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Fortive Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.
(b)Ralliant shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Ralliant Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.
2.5     Foreign Tax Relating to Joint Returns.
(a)Fortive shall pay and be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods, other than any Foreign Income Taxes the responsibility for which was historically allocated to a member of the Ralliant Group, as determined by Fortive in its sole discretion consistent with Past Practices (such Taxes for any Tax period, “Ralliant Foreign Income Taxes”).
(b)Ralliant shall pay and be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes (i) are attributable to the Ralliant Business for all Post-Distribution Periods, or (ii) are Ralliant Foreign Income Taxes.
(c)Fortive shall pay and be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods, other than any Foreign Income Taxes described in Section 2.5(b).

(d)Fortive shall pay and be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods, other than any Foreign Other Taxes the responsibility for which was historically allocated to a member of the Ralliant Group, as determined by Fortive in its sole discretion consistent with Past Practices (such Taxes for any Tax period, “Ralliant Foreign Other Taxes”).
(e)Ralliant shall pay and be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes (i) are attributable to the Ralliant Business for all Post-Distribution Periods or (ii) are Ralliant Foreign Other Taxes.
(f)Fortive shall pay and be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods, other than any Foreign Other Taxes described in Section 2.5(e).
2.6     Foreign Tax Relating to Separate Returns.
(a)Fortive shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Fortive Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.
(b)Ralliant shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Ralliant Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax periods.
2.7     Pillar Two Taxes.
(a)Fortive shall be responsible for any and all Pillar Two Taxes due with respect to or required to be reported on any Tax Return (including any increase in such Tax as a result of a Final Determination) which are attributable (determined on a “with and without basis”) to the Fortive Retained Business, assets used primarily in the Fortive Retained Business or the business or activities of any member of the Fortive Group, as determined by Fortive in its sole discretion consistent with Past Practices (if any).
(b)Ralliant shall be responsible for any and all Pillar Two Taxes due with respect to or required to be reported on any Tax Return (including any increase in such Tax as a result of a Final Determination) which are attributable (determined on a “with and without basis”) to the Ralliant Business, assets used primarily in the Ralliant Business or the business or activities of any member of the Ralliant Group, as determined by Fortive in its sole discretion consistent with Past Practices (if any).
(c)Notwithstanding the provisions set forth in Sections 2.7(a) and 2.7(b), with respect to any Pillar Two Tax which Fortive, acting reasonably and consistently with Past Practices (if any), is unable to attribute to either Fortive or Ralliant under Section 2.7(a) or

Section 2.7(b), Fortive and Ralliant shall each pay and be responsible for fifty percent (50%) of any such Pillar Two Taxes.
2.8     Transaction Taxes.
(a)Notwithstanding the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7, Fortive and Ralliant shall each pay and be responsible for fifty percent (50%) of any Transaction Taxes, as reasonably determined by Fortive; provided, that (x) Ralliant shall pay and be responsible for 100% of any Specified Transaction Taxes, (y) Ralliant shall pay and be responsible for any Transaction Taxes that are value-added or goods and services Taxes, to the extent any member of the Ralliant Group is the transferee in the relevant transfer with respect to which such Transaction Taxes are imposed and (z) Fortive shall pay and be responsible for any Transaction Taxes that are value-added or goods and services Taxes, to the extent any member of the Fortive Group is the transferee in the relevant transfer with respect to which such Transaction Taxes are imposed, in each case, as reasonably determined by Fortive. Payments pursuant to this Section 2.8(a) shall be determined and made in accordance with the following principles and in the following manner:
(i)Any and all Transaction Taxes that were paid at or prior to the Distribution, regardless of whether paid by a member of the Fortive Group or a member of the Ralliant Group, shall be deemed for all purposes of this Agreement to have been paid by Fortive, and Ralliant shall be required to reimburse Fortive for the portion of such Transaction Taxes allocated to Ralliant pursuant to Section 2.8(a).
(ii)With respect to any Transaction Taxes allocated to Fortive pursuant to Section 2.8(a) in respect of which, absent the application of this Section 2.8(a)(ii), Fortive would be required to make a payment to Ralliant pursuant to this Section 2.8(a) (a “Fortive Transaction Tax Required Payment”), any Prepaid Transaction Tax Amounts allocable to such Transaction Taxes (as designated by Fortive in its sole discretion) shall, for purposes of this Section 2.8, be treated as a payment made by Fortive to Ralliant in respect of such Transaction Taxes in full or partial satisfaction (or overpayment), as applicable, of the Fortive Transaction Tax Required Payment with respect thereto, and the provisions of this Section 2.8 shall be applied accordingly. Without limiting the generality of the foregoing provisions of this clause (ii) and in furtherance and illustration of the principles set forth therein:
(1)Any Fortive Transaction Tax Required Payment otherwise required with respect to any Transaction Taxes shall be reduced, but not below zero, by the amount of any Prepaid Transaction Tax Amounts (A) allocable to such Transaction Taxes (as designated by Fortive in its sole discretion) and (B) not (x) previously taken into account pursuant to this clause (1) to reduce the amount of any Fortive Transaction Tax Required Payment or (y) repaid by Ralliant to Fortive pursuant to clause (2) below; and
(2)if the amount of such Prepaid Transaction Tax Amounts exceeds the amount of the Fortive Transaction Tax Required

Payment with respect to such Transaction Taxes, Ralliant shall pay such excess to Fortive; provided, that the timing of any payment (or portion thereof) required to be made by Ralliant pursuant to this clause (2) shall be determined by Fortive in its sole discretion and Ralliant shall make all payments pursuant to this clause (2) in accordance with the payments dates determined by Fortive.
(iii)Notwithstanding anything herein to the contrary, Fortive may determine in its sole discretion that any payment required to be made by Fortive or Ralliant pursuant to this Section 2.8 shall be delayed until such date as Fortive shall determine (a “Settlement Date”) and, on the Settlement Date, all outstanding amounts then owing by Fortive and Ralliant (taking into account all Prepaid Transaction Tax Amounts not previously applied or repaid pursuant to Section 2.8(ii)) pursuant to this Section 2.8 shall be netted, such that only one payment shall be made by Fortive or Ralliant, as applicable, in full settlement of all such outstanding amounts.
2.9     Certain Indemnified Taxes; Integration; Satisfaction. For the avoidance of doubt, notwithstanding the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8, nothing in this Article II shall be interpreted as limiting in any way the Parties’ indemnification obligations pursuant to Section 5.1(a)(ii) or Sections 5.1(b)(ii) through (b)(v) (taking into account Section 5.1(c)) (the “Specific Indemnities”), and, in the case of any conflict between the allocation of liability for Taxes set forth in this Article II and the Specific Indemnities, the Specific Indemnities shall govern (and the conflicting liability allocations set forth in this Article II shall not apply). Without prejudice or limitation to any of the indemnification or liability allocation provisions contained in this Agreement, the Parties acknowledge and agree that, on the basis of all facts and circumstances as of the date hereof and through the Effective Time, Ralliant shall, and is expected to, satisfy any liability or other obligation (or portion thereof) it assumes pursuant to this Agreement, whether or not Fortive has been legally relieved of such liability.
2.10     Determination of Tax Attributable to the Ralliant Business. For purposes of this Article II (except as expressly provided otherwise therein):
(a)The amount of Federal Income Taxes attributable to the Ralliant Business shall be as reasonably determined by Fortive on a pro forma Ralliant Group consolidated return prepared:
(i)including only Tax Items of members of the Ralliant Group that were included in the relevant Fortive Federal Consolidated Income Tax Return;
(ii)except as provided in Section 2.10(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Fortive Federal Consolidated Income Tax Return for such period;
(iii)applying the highest statutory marginal corporate income Tax rate in effect for such taxable period; and

(iv)assuming that the Ralliant Group elects not to carry back any net operating losses.
(b)The amount of State Income Taxes, and Foreign Income Taxes attributable to the Ralliant Business shall be as reasonably determined by Fortive in a manner consistent with the principles of Section 2.10(a), to the extent relevant.
(c)The amount of Federal Other Taxes, State Other Taxes and Foreign Other Taxes attributable to the Ralliant Business shall be as reasonably determined by Fortive in a manner consistent with Past Practices (if any).
2.11     Allocation of Employment Taxes. Liability for Employment Taxes and the allocation of any Employment Tax Credit shall be determined pursuant to the Employee Matters Agreement.
2.12     Tax Refunds.
(a)Subject to Section 2.11, Section 2.12(b), Section 2.13 and Section 2.14, Fortive shall be entitled to all Refunds related to Taxes the liability for which is allocated to Fortive pursuant to this Agreement and Ralliant shall be entitled to all Refunds related to Taxes the liability for which is allocated to Ralliant pursuant to this Agreement.
(b)Ralliant shall pay to Fortive any Refund received by Ralliant or any member of the Ralliant Group that is allocable to Fortive pursuant to Section 2.12(a), net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund (including any Taxes imposed by way of withholding or offset), no later than five (5) Business Days after the receipt of such Refund. Fortive shall pay to Ralliant any Refund received by Fortive or any member of the Fortive Group that is allocable to Ralliant pursuant to Section 2.12(a), net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund (including any Taxes imposed by way of withholding or offset), no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.12(b), any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).
2.13     Tax Benefits. Without prejudice to (or duplication of any amounts payable pursuant to) Section 2.14, if Fortive determines, in its good faith discretion, that: (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (ii) the other Party is entitled to a deduction, credit or other Tax Benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax Benefit shall pay to the Party responsible for such Tax the amount of the Tax Benefit arising from such deduction, credit or other Tax Benefit, net of any costs and expenses incurred in connection with, and any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Tax Benefit (including any Taxes imposed by way of withholding or offset), in each case, as determined by Fortive in its good faith discretion.
2.14    Carryback Refunds and Benefits. Notwithstanding anything herein to the contrary (and without duplication of any other amounts payable pursuant to this Agreement), but subject to the other provisions of this Section 2.14, in the event of any carry back of any Ralliant Carryback arising in a Post-Distribution Period to a Pre-Distribution Period that is permitted by Section 3.9, Ralliant shall be entitled to any Refund or other Tax Benefit actually realized by any member of the Fortive Group in cash that is attributable to, and would not have arisen but for, such Ralliant Carryback. Fortive shall pay to Ralliant the amount of any such Refund or other Tax Benefit, net of any costs, expenses or Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt, accrual or realization of such Refund or Tax Benefit (including any Taxes imposed by way of withholding or offset), no later than five (5) Business Days after the receipt of such Refund or other Tax Benefit (the timing of the receipt of which shall be determined in accordance with the principles of Section 2.12(b)). Notwithstanding anything in this Agreement to the contrary, Ralliant shall indemnify and hold the members of the Fortive Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Ralliant Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Fortive Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Ralliant Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Ralliant Carryback. Any payment made by Fortive to Ralliant pursuant to this Section 2.14 shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Attribute of the Fortive Group to a taxable period in respect of which such Refund is or was received or Tax Benefit is or was realized) that would affect the amount of which Ralliant is entitled, and an appropriate adjusting payment shall be made by Ralliant to Fortive such that the aggregate amount paid pursuant to this Section 2.14 equals such recalculated amount.
2.15     Tax Adjustments. If Fortive or Ralliant (or one of their respective Affiliates) pays to the other Party any amount pursuant to Section 2.11, Section 2.12, Section 2.13 or Section 2.14, in respect of a Refund or Tax Benefit and all or a portion of such Refund or Tax Benefit is subsequently disallowed or adjusted by a Taxing Authority or in a Tax Contest, such disallowance or adjustment shall be allocated to the Fortive Group and the Ralliant Group in the same manner in which such Refund or Tax Benefit was allocated pursuant to Section 2.11, Section 2.12, Section 2.13, or Section 2.14, as applicable, and an appropriate adjusting payment shall be promptly made (including in respect of any interest paid or imposed by any Taxing Authority) to reflect such disallowance or adjustment.
2.16     Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements, arrangements or practices between any member of the Fortive Group and any member of the Ralliant Group shall be terminated with respect to the Ralliant Group and the Fortive Group as of the Distribution Date. No member of either the Ralliant Group or the Fortive Group shall have any continuing rights or obligations under any such agreement, arrangement or practice.
2.17     Fortive and Ralliant Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation. To the extent permitted by applicable Law, (i) in the case of an active or former employee, solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the equity awards and other incentive compensation described in Article IV or Article V of the Employee Matters Agreement shall be entitled to claim, in a Post-Distribution Period, any income Tax deduction in respect of such equity awards and other incentive compensation on its Tax Return associated with such event; and (ii) in the case of a non-employee director, any income Tax deduction in respect of such equity awards and other incentive compensation shall be claimed by the Party for which the director serves as a director following the Distribution (provided that, in the case of any non-employee director who is to be assigned to both Fortive and Ralliant, each Party shall be entitled to the deductions arising in respect of its own stock or equity awards).
Article III

PREPARATION AND FILING OF TAX RETURNS
3.1     Fortive’s Responsibility. Fortive shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, (a) all Joint Returns, (b) all Tax Returns pursuant to which there is a claim to group relief by one or more members of the Ralliant Group in respect of losses generated by one or more members of the Fortive Group, and (c) all Fortive Separate Returns, including any amendments to such Tax Returns. Notwithstanding any provision in this Agreement to the contrary, with respect to any Joint Return, to the extent that any expenses related to a previously filed Joint Return for similar Taxes were customarily paid by a member of the Ralliant Group, as determined by Fortive in its sole discretion, then any similar expenses shall be paid and borne by Ralliant after the Distribution, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.
3.2     Ralliant’s Responsibility. Ralliant shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns, including any amended Tax Returns, required to be filed by or with respect to members of the Ralliant Group other than those Tax Returns which Fortive is required to prepare and file under Section 3.1. The Tax Returns required to be prepared and filed by Ralliant under this Section 3.2 shall include any Ralliant Separate Returns and any amended Ralliant Separate Returns. For the avoidance of doubt, Ralliant shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return described in this Section 3.2. Notwithstanding anything herein to the contrary, Ralliant shall not file, or cause or permit to be filed, any consolidated, combined, unitary or similar Tax Return with respect to any State Income Tax for a Post-Distribution Period where Tektronix, Inc., an Oregon corporation, is the named or designated filer, except to the extent expressly and specifically required to do so by applicable state Law.
3.3     Right To Review Tax Returns.
(a)The Responsible Company for any material Tax Return shall make such Tax Return (or the relevant portions thereof) available for review by the other Party (the “Reviewing Company”), if requested, to the extent the requesting Party (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, or (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return. The Responsible Company shall use reasonable efforts to make any such Tax Return (or the relevant portions thereof) available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return (taking into account extensions) to provide the Reviewing Company with a meaningful opportunity to review and comment on such Tax Return (which, in the case of any Tax Return with respect to income Taxes, shall be no later than thirty (30) days prior to the due date for such Tax Return (taking into account extensions)). The Responsible Company shall consider any comments provided by the Reviewing Company reasonably in advance of the due date for such Tax Return (taking into account extensions) (which, in the case of any Tax Return with respect to income Taxes, shall be no later than fifteen (15) days following the Reviewing Company’s receipt of the draft of such return from the Responsible Company) in good faith. The Parties shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Article IX as promptly as practicable.
3.4     Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Fortive shall not be required to disclose to Ralliant any consolidated, combined, unitary, or other similar Joint Return of which a member of the Fortive Group is the common parent or any information related to such a Joint Return other than information relating solely to the Ralliant Group; provided, that Fortive shall provide such additional information that is reasonably required in order for Ralliant to determine Taxes attributable to the Ralliant Business. If an amended Separate Return for State Taxes for which Ralliant is the Responsible Company is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.
3.5     Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Ralliant is the Responsible Company, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Ralliant that are consistent with Fortive’s accounting practices with respect to similar Tax Items and otherwise reasonably acceptable to Fortive; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Notwithstanding anything herein to the contrary (but subject to Section 3.6), Ralliant shall not, and shall not cause or permit its Affiliates to, (i) take any action or Tax position inconsistent with (x) the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date or (y) any position taken on any Tax Return with respect to which Fortive is the Responsible Company with respect to similar Tax Items or (ii) without Fortive’s prior written consent, make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired.
3.6     Reporting of Separation. The Tax treatment of any step in or portion of the Transactions and any Tax Item related thereto shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions and the Tax Treatment of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed; provided, that, notwithstanding anything to the contrary herein, if Fortive determines that there is no Reasonable Basis for such Tax treatment, then Fortive shall notify Ralliant no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant step in or portion of the Transactions or related Tax Item shall be reported (with any disagreements resolved in accordance with the provisions of Article IX as promptly as practicable); provided, further, that in the case of any step in or portion of the Transactions or any Tax Item related thereto that is not covered by the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions, such step in or portion of the Transaction and any Tax Items related thereto shall be treated and reported as determined by Fortive in good faith. If Fortive determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, Ralliant agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Fortive. If such a protective election is made, this Agreement shall be amended in such a manner, if any, as is determined by Fortive in its good faith discretion (including by requiring that, in the event the Transactions fail to have the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions, Ralliant shall pay over to Fortive any Tax Benefits realized by Ralliant or any member of the Ralliant Group arising from the step-up in Tax basis resulting from such election).
3.7     Distribution Straddle Period Tax Allocation.
(a)In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Fortive. With respect to the Joint Return for the Tax period that includes the Distribution, Fortive may determine in its sole discretion whether to make a ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to Ralliant or any other relevant member of the Ralliant Group. Ralliant shall, and shall cause each member of the Ralliant Group to, take all actions necessary to give effect to such election.
(b)In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period.
3.8     Payment of Taxes.
(a)With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Company shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company with respect to such Tax Return shall pay to the applicable Taxing Authority when due (taking into account any automatic or validly elected extensions, deferrals, or postponements) any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

(b)In the case of any Tax Return for which the Party that is not the Responsible Company is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Company shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Company upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.
(c)With respect to any estimated Taxes, the Party that is or will be the Responsible Company with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Company is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Company shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Company upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.
(d)Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, Sections 3.8(a), 3.8(b) and 3.8(c)), any amount to be paid by Ralliant in respect of any liability or obligation of Fortive for Taxes that is assumed by Ralliant, or otherwise treated as a liability of obligation of Fortive that is assumed by Ralliant within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Fortive in its sole discretion, shall be paid, at Fortive’s option and in its sole discretion, in the manner set forth in Section 9.11(b) of the Separation Agreement.
3.9     Amended Returns and Carrybacks.
(a)Ralliant shall not, and shall not permit any member of the Ralliant Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Fortive, such consent to be exercised in Fortive’s sole discretion.
(b)Ralliant shall, and shall cause each member of the Ralliant Group to, make any available elections to waive the right to carry back any Ralliant Carryback arising in a Post-Distribution Period to a Pre-Distribution Period.
(c)Ralliant shall not, and shall cause each member of the Ralliant Group not to, without the prior written consent of Fortive, make any affirmative election to carry back any Ralliant Carryback arising in a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Fortive’s sole discretion.

(d)Receipt of consent by Ralliant or a member of the Ralliant Group from Fortive pursuant to the provisions of this Section 3.9 shall in no way limit or modify Ralliant’s indemnification obligations pursuant to this Agreement (including Article V).
3.10     Tax Attributes. Fortive shall in good faith advise Ralliant in writing of the amount (if any) of any Tax Attributes, which Fortive determines, in its good faith discretion, shall be allocated or apportioned to the Ralliant Group under applicable Law. Ralliant and all members of the Ralliant Group shall prepare all Tax Returns in accordance with such written notice. Ralliant agrees that it shall not dispute Fortive’s determination of Tax Attributes. For the avoidance of doubt, Fortive shall not be required in order to comply with this Section 3.10 or otherwise to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.
3.11     Section 245A Election. With respect to any member of the Ralliant Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Distribution, Fortive may, in its sole discretion, determine that an election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) to close such entity’s taxable year for Federal Income Tax purposes as of the Effective Time. If Fortive determines that such election shall be made with respect to any such member of the Ralliant Group, Ralliant shall, and shall cause its Affiliates to, cooperate with Fortive and its Affiliates to make and give effect to such election.
3.12     Gain Recognition Agreements. Ralliant shall not, and shall cause the members of the Ralliant Group not to, (a) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (b) permit any member of the Ralliant Group to take any such action, (c) fail to take any action, or (d) permit any member of the Ralliant Group to fail to take any action, in each case, that would cause Fortive or any member of the Fortive Group to recognize gain under any Gain Recognition Agreement. In addition, Ralliant shall file, and shall cause any member of the Ralliant Group to file, any Gain Recognition Agreement reasonably requested by Fortive which Gain Recognition Agreement is determined by Fortive to be necessary so as to (x) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any transaction, or (y) avoid Fortive or any member of the Fortive Group recognizing gain under any Gain Recognition Agreement.
3.13     Pillar Two Compliance and Reporting Obligations. The Parties agree to comply with the Pillar Two Provisions and shall ensure that any Pillar Two Taxes are calculated and reported accurately on a country-by-country basis as required by applicable Law. Ralliant shall deliver to Fortive any information requested by Fortive (including any Tax Returns, books, records, documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations) in order to enable Fortive to comply with its reporting and payment obligations under the Pillar Two Provisions, no later than thirty (30) days following the close of each fiscal quarter (or, with respect to any such Tax information requested less than ten (10) days prior to the close of the relevant fiscal quarter, as promptly as is reasonably practicable). Any extension requests must be submitted in writing to Fortive at least fifteen (15) Business Days before the deadline, and approval of such requests shall be at Fortive’s sole discretion. For the avoidance of doubt, Ralliant’s failure to timely provide information required to be provided to Fortive under this Section 3.13 shall be subject to the provisions set forth in Section 7.2.
3.14     Information for Joint Returns and Fortive Separate Returns. In addition to its obligations pursuant to Section 3.13, Ralliant shall promptly, and in any event no later than thirty

(30) days following the close of each fiscal quarter (or, with respect to information requested less than ten (10) days prior to the close of the relevant fiscal quarter, as promptly as reasonably practicable), provide Fortive with all information with respect to Ralliant, the members of the Ralliant Group, and their respective assets and operations that is reasonably necessary or requested by Fortive in order to enable Fortive to timely prepare and file all Tax Returns for which Fortive is the Responsible Company and to timely pay any and all Taxes (including estimated Taxes) payable with respect to such Tax Returns. Where applicable, such information shall be provided in a manner consistent with Past Practices of Fortive and its Subsidiaries prior to the Distribution. For the avoidance of doubt, Ralliant’s failure to timely provide information required to be provided by Fortive under this Section 3.14 shall be subject to the provisions set forth in Section 7.2.
Article IV

TAX-FREE STATUS OF THE DISTRIBUTION
4.1     Representations and Warranties.
(a)Fortive, on behalf of itself and all other members of the Fortive Group, hereby represents and warrants that (i) it has examined the IRS Ruling Request, the IRS Ruling (if any), the Tax Opinion(s), the Tax Certificates and any other materials delivered or deliverable in connection with the issuance of any IRS Ruling and the rendering of any Tax Opinion, in each case, as they exist as of the date hereof (all documents and materials described in this clause (i), including, for the avoidance of doubt, the IRS Ruling Request, the IRS Ruling (if any), the Tax Opinion and the Tax Certificates, collectively, the “Tax Materials”) and (ii) the facts presented and statement and representations made therein, to the extent descriptive of or otherwise relating to Fortive or any member of the Fortive Group or the Fortive Retained Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Fortive, on behalf of itself and all other members of the Fortive Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Fortive or any member of the Fortive Group or the Fortive Retained Business.
(b)Ralliant, on behalf of itself and all other members of the Ralliant Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and statements and representations made therein, to the extent descriptive of or otherwise relating to Ralliant or any member of the Ralliant Group or the Ralliant Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Ralliant, on behalf of itself and all other members of the Ralliant Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Ralliant or any member of the Ralliant Group or the Ralliant Business.
(c)Ralliant, on behalf of itself and all other members of the Ralliant Group, hereby represents and warrants that during the two-year period ending on the date of any Internal Distribution or the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Ralliant or any member of the

Ralliant Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Ralliant Capital Stock (or any predecessor of Ralliant) or the Capital Stock of any Ralliant Section 355 Affiliate (or any predecessor thereof); provided that no representation or warranty is made regarding the absence of any “agreement, understanding, arrangement, substantial negotiations” or “discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Fortive Group (or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors) who are not officers or directors of any member of the Ralliant Group.
(d)Each of Fortive, on behalf of itself and all other members of the Fortive Group, and Ralliant, on behalf of itself and all other members of the Ralliant Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions and the Tax Treatment of the Transactions.
(e)Each of Fortive, on behalf of itself and all other members of the Fortive Group, and Ralliant, on behalf of itself and all other members of the Ralliant Group represents and warrants that it has no plan or intent to take any action, or fail to take any action (or to cause or permit any member of its Group to take or fail to take any action) which is inconsistent with any facts presented or statements or representations made in the Tax Materials.
4.2     Restrictions Relating to the Distribution.
(a)Ralliant, on behalf of itself and all other members of the Ralliant Group, hereby covenants and agrees that no member of the Ralliant Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or could jeopardize or impede the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions or (ii) any action which constitutes a Ralliant Disqualifying Action.
(b)During the Restricted Period, Ralliant:
(i)shall continue and cause to be continued the active conduct of the Ralliant Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution;
(ii)shall not voluntarily dissolve or liquidate (wholly or partially) itself or, if such action could or could be expected to jeopardize or impede the Tax-Free Status of the Transactions, any of its Affiliates (including, in each case, any action that is a liquidation for U.S. federal income Tax purposes);
(iii)shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Ralliant has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur,

(2) redeem or otherwise repurchase (directly or through an Affiliate) any Ralliant Capital Stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of Ralliant Capital Stock (including through the conversion of any capital stock into another class of capital stock), (4) merge, amalgamate or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Ralliant Capital Stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in Ralliant or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions;
(iv)shall not and shall not permit any member of the Ralliant Group, in a single transaction or a series of transactions, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the gross assets of Ralliant or the consolidated gross assets of the Ralliant Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of inventory in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Ralliant or any member of the Ralliant Group. The percentages of gross assets or consolidated gross assets of Ralliant or the Ralliant Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Ralliant and the members of the Ralliant Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of Ralliant or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Ralliant shall constitute a disposition of all of the assets of Ralliant or such Subsidiary;
(v)shall not cause or permit any Ralliant Section 355 Affiliate to, as applicable, take or fail to take, or enter into or permit, any action or transaction described in the preceding clauses (i) through (iv) (substituting references therein to Ralliant, Ralliant Active Trade or Business, Distribution, Ralliant Capital Stock, Ralliant Group, and similar terms referring to Ralliant and its characteristics, assets, stock or operations with references to the relevant

Ralliant Section 355 Affiliate, the active conduct of a trade or business relied upon by such Ralliant Section 355 Affiliate for purposes of Section 355(b)(2) of the Code, the relevant Internal Distribution, the Capital Stock of such Ralliant Section 355 Affiliate, the group consisting of such Ralliant Section 355 Affiliate and its subsidiaries and such similar terms but referring to such Ralliant Section 355 Affiliate and its characteristics, assets, stock or operations, and substituting, in the definition of “Proposed Acquisition Transaction,” any references therein to Ralliant, or Ralliant Capital Stock with references to the relevant Ralliant Section 355 Affiliate and the Capital Stock of such Ralliant Section 355 Affiliate); and
(vi)shall not and shall not cause or permit any member of the Ralliant Group to take any action, fail to take any action or enter into or effect any transaction prohibited or required, as applicable, pursuant to Schedule 4.2(b)(vi).
(c)Without the prior written consent of Fortive (such consent to be provided in Fortive’s sole and absolute discretion), Ralliant shall not and shall not cause or permit any member of the Ralliant Group to take any action, fail to take any action or enter into or effect any transactions prohibited or required, as applicable, pursuant to Schedule 4.2(c). Any consent provided by Fortive in connection with this Section 4.2(c) shall in no way limit or modify Ralliant’s indemnification obligations pursuant to Article V.
(d)If Ralliant proposes to enter into any Section 4.2(d) Acquisition Transaction or, to the extent Ralliant has the right to prohibit any Section 4.2(d) Acquisition Transaction, proposes to permit any Section 4.2(d) Acquisition Transaction to occur, in each case, during the Restricted Period, Ralliant shall provide Fortive, no later than ten (10) days following the signing of any written agreement with respect to the Section 4.2(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Ralliant Capital Stock or Capital Stock of a Ralliant Section 355 Affiliate (as applicable) to be issued in such transaction) and a certificate of the Chief Financial Officer of Ralliant to the effect that the Section 4.2(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 4.2(b) apply.
(e)Notwithstanding the restrictions imposed by Section 4.2(a) and (b), Ralliant or a member of the Ralliant Group may take any of the actions or transactions described therein (in the case of Section 4.2(a), other than any actions or transactions described therein relating to the Tax Treatment of the Transactions) if Ralliant either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Fortive or (ii) obtains the prior written consent of Fortive waiving the requirement that Ralliant obtain an Unqualified Tax Opinion, such waiver to be provided in Fortive’s sole and absolute discretion. Fortive’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Ralliant shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Fortive for all reasonable out-of-pocket expenses that Fortive or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Fortive’s waiver of Ralliant’s obligation to deliver an Unqualified Tax Opinion shall in any way limit or modify Ralliant’s indemnification obligations pursuant to Article V.
(f)Ralliant agrees that Fortive shall have the sole and exclusive control over the process of obtaining any private letter ruling with respect to the Transactions and any related transaction, and only Fortive shall be entitled to apply for any such private letter ruling (whether prior to or following the Distribution). Fortive shall have the right to obtain a private letter ruling from the IRS (and/or any other Taxing Authority) (and/or if applicable, any supplemental private letter ruling) at any time in its sole and absolute discretion. If Fortive determines to obtain a private letter ruling or supplemental private letter ruling, Ralliant shall (and shall cause its Affiliates to) cooperate with Fortive and take any and all actions reasonably requested by Fortive in connection with obtaining such private letter ruling or supplemental private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or other applicable Taxing Authority; provided that Ralliant shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). After the Distribution, Fortive and Ralliant shall each bear its own costs and expenses incurred in connection with obtaining any such private letter ruling or supplemental private letter ruling.
Article V

INDEMNITY OBLIGATIONS
5.1     Indemnity Obligations.
(a)Fortive shall indemnify and hold harmless Ralliant from and against, and will reimburse Ralliant for, (i) any and all Taxes allocated to Fortive pursuant to Article II, and (ii) any and all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Fortive Group pursuant to this Agreement.
(b)Without regard to whether an Unqualified Tax Opinion may have been provided, the existence of any private letter ruling or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Ralliant shall indemnify and hold harmless Fortive from and against, and will reimburse Fortive for, (i) any and all Taxes allocated to Ralliant pursuant to Article II, (ii) any and all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Ralliant Group pursuant to this Agreement, (iii) any and all Distribution Taxes and Tax-Related Losses attributable to a Ralliant Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(e) are satisfied and regardless of any consent provided by Fortive), (iv) any and all Distribution Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to (A) the acquisition (other than pursuant to the Contribution and the Distribution) of all or a portion of the Ralliant Capital Stock and/or

Ralliant’s or its Subsidiaries’ stock or assets by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations, or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Ralliant Group or by any other person or persons with the implicit or explicit permission of one or more such officers or directors regarding transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Ralliant Capital Stock representing a fifty percent (50%) or greater interest in Ralliant or the Capital Stock of a Ralliant Section 355 Affiliate representing a fifty percent (50%) or greater interest in such Ralliant Section 355 Affiliate, or (C) any action or failure to act by Ralliant or any other member of the Ralliant Group after the Distribution (including, without limitation, any amendment to Ralliant’s or any Ralliant Section 355 Affiliate’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Ralliant stock or the stock of any Ralliant Section 355 Affiliate (including, without limitation, through the conversion of one class of Ralliant Capital Stock or Capital Stock of a Ralliant Section 355 Affiliate into another class of Ralliant Capital Stock or Capital Stock of a Ralliant Section 355 Affiliates), and (v) any and all Taxes incurred by one or more members of the Fortive Group arising from or attributable to the disallowance of losses generated by one or more members of the Ralliant Group in respect of which one or more members of the Fortive Group has made a claim to group relief.
(c)To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a)(ii) and 5.1(b)(ii) through (b)(v), responsibility for such Tax or Tax-Related Loss shall be shared by Fortive and Ralliant according to relative fault as determined by Fortive in its good faith discretion.
5.2     Indemnification Payments.
(a)Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.
(b)If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c)Notwithstanding anything to the contrary herein (including, for the avoidance of doubt, Sections 5.2(a), Section 5.3(b) and Section 5.3), any amount to be paid by Ralliant in respect of a liability or obligation of Fortive that is assumed by Ralliant, or otherwise treated as a liability of obligation of Fortive that is assumed by Ralliant within the meaning of Section 357(d) of the Code, pursuant to this Agreement, in each case, as determined by Fortive in its sole discretion, shall be paid, at Fortive’s option and in its sole discretion, in the manner set forth in Section 9.11(b) of the Separation Agreement.
5.3 Payment Mechanics.
(a)All payments under this Agreement required to be made by one Party to the other Party shall be made by Fortive directly to Ralliant and by Ralliant directly to Fortive; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Fortive Group, on the one hand, may make such indemnification payment to any member of the Ralliant Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4 and, for the avoidance of doubt, all payments shall be made in accordance with Section 5.2(c).
(b)In the case of any payment of Taxes made by a Responsible Company or Indemnitee pursuant to this Agreement for which such Responsible Company or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Company or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).
5.4     Treatment of Liabilities and Payments; Gross-Up.
(a)Except to the extent otherwise required by applicable Tax Law (as determined by Fortive in its sole discretion), each of Fortive and Ralliant shall, and shall cause the members of its Group to, treat for all U.S. federal (and applicable state and local) income Tax purposes any Liabilities of Fortive that are assumed or otherwise accepted by Ralliant pursuant to this Agreement, the Separation Agreement or the Employee Matters Agreement or, to the extent involving Liabilities attributable to Pre-Distribution Periods, otherwise in connection with the Separation (whether such Liabilities are assumed or accepted by Ralliant directly or treated as assumed or accepted by Ralliant as a result of a transfer by Fortive to Ralliant of equity interests in an entity treated as a “disregarded entity” for U.S. federal income Tax purposes) as assumed, within the meaning of Section 357(d) of the Code, by Ralliant pursuant to the Contribution. For purposes of this Section 5.4(a), all references to Fortive and Ralliant shall include a reference to any member of the Fortive Group or the Ralliant Group that is, for U.S. federal income Tax purposes, disregarded as separate from Fortive and Ralliant, respectively.
(b)The Parties agree that, in the absence of any change in applicable U.S. federal income Tax Law or except as otherwise required by other applicable Tax Law, (i) any indemnity or other similar payment made among the Parties pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (other than any payment of interest or penalties (whether pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement or to or by a Taxing Authority) or State Income Taxes by or to a Taxing Authority) shall be treated, for all income Tax purposes, as (A) a payment with respect to an assumed or retained liability (with, if and as applicable, one Party acting as agent for the other Party or its Subsidiaries), or, if the treatment described in clause (A) is not available under applicable Law (as determined by Fortive in its sole discretion), (B) a non-taxable contribution by Fortive to Ralliant or a distribution by Ralliant to Fortive, as applicable, and, in the case of this clause (B), such contribution or distribution shall be treated as having been made immediately prior to the Distribution, and (ii) any payment of interest, penalties or State Income Taxes pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement or by or to a Taxing Authority shall be reported for Tax purposes by the Parties as taxable or deductible (to the extent a deduction is available), as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment. Notwithstanding the foregoing, Fortive shall notify Ralliant if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.
(c)None of Fortive or Ralliant shall, and each shall cause its Affiliates not to, report or take any position (on a Tax Return or otherwise) inconsistent with the treatment described in Sections 5.4(a) or 5.4(b) (unless otherwise required by a Final Determination or a good faith resolution of a Tax Contest).
(d)If, notwithstanding the manner in which payments described in Section 5.4(b) were reported, there is a Tax liability or an adjustment to a Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.
Article VI

TAX CONTESTS
6.1     Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to a Tax Contest concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. The failure of one Party to notify the other of such communication in accordance with the immediately preceding sentence shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually and materially prejudices the ability of such other Party to contest such Tax liability and increases the amount of such Tax liability.

6.2     Separate Returns. Subject to Section 6.4, Section 6.5 and Section 6.7, in the case of any Tax Contest with respect to any Separate Return, the Responsible Company with respect to such Separate Return shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.
6.3     Joint Returns. Subject to Section 6.4, Section 6.5 and Section 6.7, in the case of any Tax Contest with respect to any Joint Return, Fortive shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any such Tax Contest with respect to a Joint Return with respect to Foreign Taxes relates to a matter which was customarily controlled by a member of the Ralliant Group, as determined by Fortive in its sole discretion, then Fortive may elect that Ralliant shall be responsible for conduct of such portion of such Tax Contest and any expenses related thereto, including expenses relating to any supporting transfer pricing analysis.
6.4     Mixed Contests. Subject to Section 6.5 and Section 6.7, in the event of any Tax Contest with respect to both a Ralliant Separate Return, on the one hand, and a Fortive Separate Return or a Joint Return, on the other hand, the Parties shall use their reasonable efforts to cause such Tax Contest to be severed into separate Tax Contests, each relating solely to Ralliant Separate Returns and Fortive Separate Returns or Joint Returns, as applicable. If such Tax Contest is not so severable, then Fortive shall determine which Party shall be the Controlling Party with respect to such Tax Contest, and such Controlling Party selected by Fortive shall, subject to Section 6.5 and Section 6.7, have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.
6.5     Distribution-Related Tax Contests.
(a)In the event of any Distribution-Related Tax Contest as a result of which Ralliant could reasonably be expected to become exclusively liable for any Tax or Tax-Related Losses and which Fortive has the right to administer and control pursuant to Section 6.2 or Section 6.3, (i) Fortive shall consult with Ralliant reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) Fortive shall offer Ralliant a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) Fortive shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (iv) Fortive shall provide Ralliant copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Distribution-Related Tax Contest described in this Section 6.5(a) shall be made in the sole discretion of Fortive and shall be final and, notwithstanding anything to the contrary herein or in the Separation Agreement, shall not subject to the dispute resolution provisions of Section 9.1 of this Agreement or Section 7.1 of the Separation Agreement.

(b)In the event of any Distribution-Related Tax Contest with respect to any Ralliant Separate Return, (i) Ralliant shall consult with Fortive reasonably in advance of taking any significant action in connection with such Tax Contest, (ii) Ralliant shall consult with Fortive and offer Fortive a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iii) Ralliant shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (iv) Fortive shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Taxing Authority, and (v) Ralliant shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Fortive (exercised in Fortive’s sole discretion); provided, however, that in the case of any Distribution-Related Tax Contest with respect to a Ralliant Separate Return as a result of which Fortive could reasonably be expected to become liable for or be required to pay any Taxes or Tax-Related Losses, whether pursuant to this Agreement or otherwise, Fortive shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 6.5(a) shall apply.
6.6     Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion. The failure of one Party to notify the other of such communication in accordance with the preceding provisions of this Section 6.6 shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually and materially prejudices the ability of such other Party to contest such Tax liability and increases the amount of such Tax liability.
6.7     Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party except to the extent that such failure actually and materially prejudices the ability of such other Party to contest the relevant Tax liability and increases the amount of such Tax liability.
6.8     Costs and Expenses. Except for any costs and expenses incurred by a Non-Controlling Party in the exercise of any participation rights that such Non-Controlling Party possesses with respect to a Tax Contest pursuant to this Article VI, all costs and expenses incurred in connection with the defense of a Tax Contest shall be borne by the Controlling Party.
Article VII

COOPERATION
7.1     General.
(a)Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:
(i)the timely provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(ii)the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;
(iii)the use of the Party’s reasonable best efforts to promptly obtain any documentation in connection with a Tax Matter; and
(iv)the use of the Party’s reasonable best efforts to promptly obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.
Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation. In addition, each Party shall timely comply with all of its obligations pursuant to this Agreement to provide cooperation and information with respect to Tax Matters to the other Party, including, without limitation, the foregoing provision of this Section 7.1(a), and, in the case of Ralliant, Sections 3.13 and 3.14.

7.2     Timely Compliance. Each of Ralliant and Fortive acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by Fortive or Ralliant pursuant to Section 7.1(a), and any other obligations of Ralliant or Fortive pursuant to this Agreement to provide information, assistance or cooperation (including Sections 3.13 and 3.14). Each of Ralliant and Fortive acknowledges that failure to conform to the deadlines set forth in this Agreement or reasonable deadlines otherwise set by Ralliant or Fortive, in each case, with respect to the provision of information, assistance and cooperation with respect to Tax Matters, could cause irreparable harm. If either Ralliant or Fortive fails to comply with any such deadlines, then, notwithstanding anything to the contrary set forth in this Agreement, such non-complying Party shall be liable for, and shall indemnify and hold harmless the other Party for, any Taxes and Tax-Related Losses to the extent arising solely out of such failure to comply.
7.3     Consistent Treatment. Unless and until there has been a Final Determination to the contrary, except as expressly and specifically provided otherwise in this Agreement, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of liabilities and payments as set forth in Section 5.4, (b) the Tax Materials, (c) the Tax-Free Status of the Transactions or the Tax Treatment of the Transactions or (d) any other tax treatment set forth in this Agreement.
7.4     Impact of Cooperation. For the avoidance of doubt, the existence of a Party’s obligation to cooperate with the other Party pursuant to this Agreement with respect to the preparation of any Tax Return, the conduct of any Tax Contest or otherwise, or such Party’s satisfaction of such cooperation obligation, shall under no circumstances be interpreted as imposing any additional obligations on such Party that are not otherwise provided for in this Agreement, including, for the avoidance of doubt, any additional procedural obligations with respect to Tax Return preparation and filing or the conduct of any Tax Contest, and any indemnification or other payment obligation with respect to any Taxes for which such Party is not otherwise responsible hereunder. In addition, the existence of any such cooperation obligations of one Party, or its compliance therewith, shall in no way limit or modify any obligations of the other Party pursuant to this Agreement, including, without limitation, any of its indemnification obligations pursuant to Article V or any of its obligations with respect to Tax Return filing and preparation or Tax Contest control.
Article VIII

RETENTION OF RECORDS; ACCESS
8.1     Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain all Tax Records in respect of Taxes of any member of either the Fortive Group or the Ralliant Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Fortive Group proposes to destroy any Tax Records (other than any Tax Records to the extent solely relating to Fortive, any member of the Fortive Group, their respective operations, the Fortive Retained Assets and/or the Fortive Retained Liabilities), Fortive shall first notify Ralliant in writing and the Ralliant Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the Ralliant Group proposes to destroy any Tax Records, Ralliant shall first notify Fortive in writing and the Fortive Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
8.2     Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to Pre-Distribution Periods to the extent reasonably required by the other Party in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.
Article IX

DISPUTE RESOLUTION
9.1     Dispute Resolution. The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in good faith and in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any member of the Fortive Group, on the one hand, and any member of the Ralliant Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (other than a High-Level Dispute) (a “Tax Advisor Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the dispute. If, within thirty (30) Business Days, such good faith negotiations do not resolve such Tax Advisor Dispute, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Fortive, Ralliant and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Fortive and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties. Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Section 7.1 of the Separation Agreement.
9.2     Injunctive Relief. Nothing in this Article IX shall prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve any Tax Advisor Dispute in accordance with the provisions of Section 9.1 or any High-Level Dispute in accordance with the provisions of Section 7.1 of the Separation Agreement could result in serious and irreparable injury to either Party or the members of its Group. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, Fortive and Ralliant are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Fortive and Ralliant will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Article IX.

Article X

MISCELLANEOUS PROVISIONS
10.1     Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.
10.2     Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.
10.3     Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.
10.4     Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.
10.5     Application to Present and Future Subsidiaries. This Agreement is being entered into by Fortive and Ralliant on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Fortive or Ralliant in the future.
10.6     Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to Fortive, an Affiliate of Fortive, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.6 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
10.7     No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.
10.8     Further Assurances. Prior to, on, and after the Effective Time, each Party hereto shall cooperate with the other Party, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article VI, and to make all filings with any Governmental Entity, and to take all such other actions, as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.
10.9     Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.
10.10     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.10):
If to Fortive, to:
Fortive Corporation
6920 Seaway Blvd.
Everett, WA 98203
Attn: General Counsel
Facsimile: (425) 446-5007
E-mail: [Intentionally omitted]
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn: Alison Zieske Preiss
Email: [Intentionally omitted]
If to Ralliant, to:

Ralliant Corporation
4000 Center at North Hills Street
Suite 430
Raleigh, NC 27609
Attn: General Counsel
E-mail: [Intentionally omitted]
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attn: Alison Zieske Preiss
E-mail: [Intentionally omitted]

10.11     Distribution Date. This Agreement shall become effective only upon the Distribution Date.
10.12     No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.13 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
10.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
10.15 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth herein and in the Separation Agreement and the other Ancillary Agreements. This Agreement, the Separation Agreement, and the other Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered independently. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control (it being understood that the terms pursuant to which any transition services related to Tax matters shall be provided under the Transition Services Agreement shall be governed by the Transition Services Agreement).
10.16     Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.
10.17     Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
10.18     Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
10.19     Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification.
10.20     No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
10.21     Specific Performance. Subject to the provisions of Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
10.22     Authority. Fortive represents on behalf of itself and each other member of the Fortive Group and Ralliant represents on behalf of itself and each other member of the Ralliant Group, as follows:
(a)each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and
(b)this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
FORTIVE CORPORATION

By: /s/ Olumide Soroye
    Name: Olumide Soroye
    Title:    President and Chief Executive Officer of Intelligent Operating Solutions and Advanced Healthcare Solutions Segment

RALLIANT CORPORATION

By:    /s/ Tamara S. Newcombe
    Name:    Tamara S. Newcombe
    Title:    President and Chief Executive Officer

[Tax Matters Agreement Signature Page]